Exhibit (d)(2)

NORTHERN FUNDS – MULTI-MANAGER FUNDS

MANAGEMENT AGREEMENT

AGREEMENT made as of, June 30, 2014 between Northern Funds, a Delaware statutory trust (the “Trust”), on behalf of the Multi-Manager Funds, and Northern Trust Investments, Inc. (“NTI”), an Illinois State Banking Corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WITNESSETH:

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “Commission”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust retains and desires to continue to retain NTI to provide investment advisory and administration services as set forth herein for the Shares in each of the Multi-Manager Funds (each, a “Fund,” and collectively, the “Funds”) as listed on Exhibit A hereto (as such Exhibit may, from time to time, be supplemented (or amended), and NTI is willing to furnish such investment advisory and administration services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

1.	Appointment.

(a) The Trust hereby appoints NTI to provide the investment advisory (“Advisory Services”) and administration services (“Administration Services”) as specified below, on the terms and for the periods set forth in this Agreement. NTI accepts such appointment and agrees to perform the services and duties herein set forth below that have been designated to it in return for the compensation herein provided.

(b) In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it desires to retain NTI to provide investment advisory and administration services, the Trust shall notify NTI in writing. If NTI is willing to render such services it shall notify the Trust in writing whereupon, such portfolio shall become a Fund hereunder and the compensation payable by such new Fund to NTI will be as agreed in writing at the time.

2. Administration Services and Duties. NTI will perform the Administration Services set forth below. NTI is responsible only for the Administration Services that it has specifically agreed to provide in this Agreement, and not for any other services unless mutually agreed to by the parties pursuant to Section 2(d) hereof.

(a) Subject to the general supervision of the Funds’ Board of Trustees, NTI shall provide supervision of all aspects of the Fund’s operations and perform the customary services of an administrator, including but not limited to the corporate treasury, secretarial and blue sky services set forth below.

(b) In performing the Administration Services under this Agreement, NTI: (i) will act in accordance with this Agreement and the Trust’s Declaration of Trust, By-Laws, registration statement, the Trust’s and NTI’s compliance policies and procedures, as amended, and with the Oral Instructions (as defined below in Section 3) and Written Instructions (as defined below in Section 3) of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (ii) will consult with legal counsel to the Fund, as necessary and appropriate.

(c) In addition to the duties set forth herein, NTI shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and NTI.

(d) NTI agrees to provide the services described herein in accordance with the performance standards to be agreed upon from time to time by the parties in a separate written agreement. Notwithstanding the foregoing, NTI shall perform its duties as administrator with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(e) The services of NTI hereunder are not deemed exclusive and NTI shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

(f) Without limiting the generality of Section 2(a), NTI shall provide the following services to the Funds (or to any such individual share classes that are established by the Trust, as applicable):

(i) Maintaining office facilities (which may be in the offices of NTI or a corporate affiliate) and furnishing corporate officers for the Fund;

(ii) Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

(iii) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows: (i) expense accrual monitoring and payment of the Funds’ bills, preparing monthly reconciliation of the Fund’s expense records and updating projections of annual expenses; (ii) determining dividends; (iii) calculating yields and total returns; (iv) preparing materials for review by the Funds’ Board of Trustees, e.g., written reports pursuant to
Rules 2a-7, 10f-3, 17a-7, 17e-1 and 144A and the Funds’ applicable procedures; (v) tax and financial counsel; (vi) creating expense pro formas for new Funds/classes; (vii) reporting Fund statistical information to investment company reporting agencies and associations (e.g., Lipper Analytical Services, Inc. and the Investment Company Institute); and (viii) compliance testing as required by the 1940 Act and other applicable law;

(iv) Preparing and arranging for printing of financial statements;

(v) Preparing and filing the Fund’s federal and state tax returns (other than those required to be filed by the Fund’s custodian and transfer agent) and providing shareholder tax information to the Fund’s transfer agent;

(vi) Assisting in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the adviser in monitoring compliance with each Fund’s investment objective, policies, restrictions, tax matters and applicable laws and regulations;

(vii) Assisting in product development;

(viii) Performing oversight/management responsibilities, including the following: (i) supervision and coordination of the Funds’ transfer agent; (ii) supervision and coordination of IRA custodians; (iii) supervision and coordination of the Funds’ custodian; (iv) vendor management and invoicing; (v) daily report coordination; (vi) media relations; (vii) sales literature forms and development; (viii) fund operations coordination; (ix) management of auditor relationship; and (x) oversight of Fund compliance and tax function;

(ix) Performing corporate secretarial services including the following: (i) assist in maintaining corporate records and good standing status of the Funds in their state of organization; (ii) develop and maintain calendar of annual and quarterly board approvals and regulatory filings; (iii) prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly and special board meetings and committee meetings; assemble and distribute board materials for board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues; prepare such periodic and special reports as the Board members may reasonably request; and (iv) provide support for written consent votes where needed;

(x) Performing “blue sky” compliance functions, as follows: (i) effecting and maintaining, as the case may be, the registration of Shares of the Funds for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Funds, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained; (ii) filing with each appropriate jurisdiction the appropriate materials relating to the Funds; (iii) providing quarterly reports of sales activity in each jurisdiction. Sales will be reported by shareholder residence. National Securities Clearing Corporation (“NSCC”) trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Fund outlining the entities which are permitted to maintain omnibus positions with the Fund; (iv) in the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, NTI will promptly notify the Fund with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. NTI will not register additional Shares in such jurisdiction unless and until NTI shall have received Written Instructions to do so; (v) if NTI is instructed by the Fund not to register Shares in a particular jurisdiction, NTI will use its best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to NTI as sales of Shares of the Fund. NTI may delegate its blue sky responsibilities to a third party, subject to such third parties’ agreement to be bound by the blue sky provisions of their Agreement and NTI shall remain responsible for the delegate’s performance under their agreement;

(xi) Monitoring the Fund’s arrangements with respect to services provided by institutions (“Servicing Agents”) to their customers who are the beneficial owners of Shares, pursuant to agreements (“Servicing Agreements”) between the Fund and such Servicing Agents including: (i) review the qualifications of Servicing Agents wishing to enter into Servicing Agreements; (ii) assist in the execution and delivery of Servicing Agreements; (iii) report to the Funds’ Board of Trustees with respect to the amounts paid or payable by the Fund from time to time under the Servicing Agreements and the nature of the services provided by Servicing Agents; (iv) maintain appropriate records in connection with their monitoring duties;

(xii) Performing the following legal services: (i) prepare and file annual Post-Effective Amendments to the Fund’s registration statement; (ii) prepare and file Rule 24f-2 notices; (iii) prepare and file Forms N-SAR; (iv) prepare and file annual and semi-annual financial reports and Form N-CSR; (v) communicate significant regulatory or legislative developments to Fund management and Board members and provide related planning assistance where needed; (vi) consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed ; (vii) maintain effective communication with outside counsel; (viii) arrange D&O/E&O insurance and fidelity bond coverage for the Funds; (ix) assist in monitoring Fund Code of Ethics reporting and provide such reports to the person designated under the Fund’s Code; (x) monitor handling of litigation by outside counsel and non-routine regulatory matters; (xi) assist in managing Commission audits of the Funds at NTI’s principal place of business; (xii) review sales material and advertising for Fund Prospectus compliance; (xii ) assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers; and (xiv) prepare compliance manuals.

(xiii) Unless otherwise directed by proper instructions from the Board of Trustees or officers of the Funds, the Administrator shall compute and determine on the days and at the times specified in the Funds’ then-current Prospectuses, the price of each security held by a Fund according to the Funds’ Pricing Procedures approved by the Board of Trustees and the net asset value of a Share of each Fund, such computation and determination to be made in accordance with the Fund’s then-current Prospectus. Unless advised otherwise by proper instructions from the Board of Trustees or officers of the Funds, the Administrator shall also calculate at the times specified in the Funds’ then-current Prospectuses the net income of each Fund. Such calculation shall be made in accordance with the Funds’ then-current Prospectuses. The Administrator may engage sub-administrators to perform the computations and determinations.

3.	Instructions.

(a) With respect to Administration Services, NTI will have no liability when acting upon a written communication reasonably believed by NTI to be from (i) any Trustee or officer of the Trust; or (ii) any person, whether or not such person is an officer or employee of the Trust, duly authorized to give such written communication on behalf of the Funds as indicated in writing to NTI from time to time (an “Authorized Person”) and actually received by NTI (“Written Instructions”); or instructions, other than Written instructions actually received by NTI from a person reasonably believed by NTI to be an Authorized Person reasonably believed to have been executed or orally communicated by an Authorized Person (“Oral Instructions”). Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimilie of a manually executed original or other process. NTI will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

(b) NTI, its officers, agents or employees, shall accept Oral Instructions or Written Instructions with respect to Administration Services given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund’s failure to so confirm shall not impair in any respect NTI’s right to rely on Oral Instructions.

4. Right to Receive Advice. With respect to Administration Services, if NTI is in doubt as to any action it should or should not take, it may request directions or advice, including Oral Instructions or Written Instructions, from or on behalf of the Funds. With respect to Administration Services, if NTI shall be in doubt as to any question of law pertaining to any action it should or should not take, it may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Funds or NTI , at the option of NTI ). In the event of a conflict between such directions or advice or such Oral Instructions or Written Instructions NTI receives from or on behalf of the Trust, and such advice it receives from counsel, NTI shall be entitled to rely upon and follow the advice of counsel. NTI shall be indemnified by the Trust and without liability for any action it takes or does not take with respect to Administration Services in reasonable reliance upon directions or advice or Oral Instructions or Written Instructions it receives from or on behalf of the Trust or from counsel and which NTI believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon NTI to seek such directions or advice or Oral Instructions or Written Instructions.

5.	Advisory Services and Duties.

(a) Subject to the supervision of the Funds’ Board of Trustees, with respect to Advisory Services, NTI shall manage the investment operations of each of the Trust, and the composition of each Fund’s assets, including the purchase, retention and disposition thereof. NTI further agrees that it:

(i) shall provide supervision of the Funds’ assets, furnish a continuous investment program for such Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

(ii) shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund in question is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, NTI shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, NTI shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, NTI may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)) provided to any Fund and/or other account over which NTI and/or an affiliate of NTI exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons NTI shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, NTI may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of NTI’s opinion of the reliability and quality of such broker, dealer or such other person; and

(iii) may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by NTI, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by NTI in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts.

(b) Notwithstanding section 5(a)(i) hereof, at its discretion, NTI may provide advisory services under this Agreement through its own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Trust under applicable law and either control, are controlled by, or are under common control with NTI, provided that: (i) all persons, when providing services here under, are functioning as part of an organized group of persons and (ii) such organized group of persons is managed at all times by NTI’s authorized officers. In addition, NTI may delegate any or all of its responsibilities under Section 5(a)(i) (and the assumption of related expenses) to one or more other parties (each such party, a “Sub-Adviser”), registered under the Advisers Act, pursuant, in each case, to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the 1940 Act applicable to contracts for services as an investment adviser of a registered investment company (including without limitation the requirements for approval by the Funds’ Board of Trustees and the shareholders of a Fund), subject, however, to such exemptions as may be granted by the Commission. Any Sub-Adviser may (but need not) be affiliated with NTI. If Sub-Advisers are engaged to provide the services under Section 5(a)(i) with respect to different segments of a Fund, NTI shall: (i) determine, in the manner described in the prospectus of the Fund from time to time in effect, what portion of the assets belonging to the Fund shall be managed by each Sub-Adviser; (ii) retain the responsibility to set each Fund’s investment objective, policies and restrictions (the “Policies”) and shall adopt and implement procedures to ensure that the Sub-Advisers comply with the Polices; (iii) oversee the services provided by each Sub-Adviser and its compliance with applicable laws, including any exemptive relief obtained by the Funds; and (iv) monitor and evaluate each Sub-Adviser’s performance and report on same periodically to the Funds’ Board of Trustees.

(c) In addition, NTI shall provide the following ancillary services under this Agreement:

(i) review the preparation of reports and proxy statements to the Funds’ shareholders, the periodic updating of the Funds’ Prospectus, Statement of Additional Information and Registration Statement, and the preparation of other reports and documents required to be filed by the Funds with the Commission;

(ii) in connection with its Advisory Services, monitor anticipated purchases and redemptions by shareholders and new investors;

(iii) provide assistance as requested by the Funds concerning the regulatory requirements applicable to investors that invest in the Funds;

(iv) develop and monitor investor programs for shareholders of the Funds, and assist in the coordination of such programs with programs offered separately by NTI to its clients;

(v) provide assistance in connection with the operations of the Funds generally; and

(vi) provide other similar services as reasonably requested from time to time by the Funds’ Board of Trustees.

(d) NTI, in connection with its Advisory Services:

(i) shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(ii) shall act in conformity with the Declaration of Trust, By-Laws, Registration Statement and instructions and the directions of the Trustees of the Trust, and will use its best efforts to comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings.

(e) NTI shall:

(i) comply with all applicable Rules and Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law; and

(ii) maintain a policy and practice of conducting its investment advisory services hereunder independently of its commercial banking operations and those of any affiliated bank of NTI. When NTI makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of its commercial banking department (if any) or the commercial banking department of any affiliated bank of NTI.

(f) NTI shall not, unless permitted by the Commission:

(i) permit the Funds to execute transactions with NTI’s Bond Department; or

(ii) permit the Funds to purchase certificates of deposit of NTI or its affiliate banks, commercial paper issued by NTI’s parent holding company or other securities issued or guaranteed by NTI, its parent holding company or their subsidiaries or affiliates.

(g) NTI shall render to the Trustees of the Funds such periodic and special reports as required by any exemptive relief obtained by the Funds and as otherwise may reasonably be requested by the Trustees.

(h) The services of NTI hereunder are not deemed exclusive and NTI shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

6.	Compensation.

(a) For the services provided pursuant to Sections 2 and 5 above, the Funds will pay to NTI a fee, computed daily and payable monthly, as described in the fee schedule attached as Exhibit A. The fee attributable to each Fund shall be the several (and not the joint or joint and several) obligation of each such Fund.

(b) With respect to Administration Services, the Trust will also reimburse NTI monthly for its reasonable out-of-pocket expenses incurred on a Fund’s behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs (unless otherwise agreed), costs to obtain independent security market quotes, record retention/storage, negotiated time and materials for development and programming materials (if applicable), travel expenses and other miscellaneous fees incurred on behalf of a Fund. With respect to Administration Services, unless the Funds’ Board of Trustees and NTI agree otherwise, NTI shall not be required to pay any of the following expenses incurred by the Funds: (i) membership dues in the Investment Company Institute or any similar organization; (ii) investment advisory fees; (iii) custody and transfer agency fees; (iv) fees paid under any service or distribution plan adopted by the Fund; (v) costs of printing and mailing stock certificates; (vi) costs of typesetting and printing of the Prospectus for regulatory purposes and for distribution to existing shareholders of the Funds; (vii) costs of shareholders’ reports and notices; (viii) interest on borrowed money; (ix) brokerage commissions; (x) stock exchange listing fees; (xi) taxes and fees payable to federal, state and other governmental agencies; (xii) fees of Trustees of the Fund who are not affiliated with NTI; (xiii) outside auditing expenses; (xiv) outside legal expenses;(xv) blue sky registration or filing fees; or (xvi) other expenses not specified in this Section 6(b) which may be properly payable by the Funds. The Administrator shall not be required to pay any blue sky registration or filing fees unless and until it has received the amount of such fees from a Fund.

(c) With respect to Advisory Services, during the term of this Agreement, NTI will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for the Funds.

7.	Fund Accounting System

(a) NTI shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights owned and/or developed by it in connection with the services provided by NTI to the Fund pursuant to this Agreement (the “Administrator System”).

(b) NTI hereby grants to the Fund a limited license to the Administrator System for the sole and limited purpose of having NTI provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

(c) In the event that the Funds, including any affiliate or agent of the Funds or any third party acting on behalf of the Funds, are provided with direct access to the Administrator System, such direct access capability shall be limited to direct entry to the Administrator System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry, and any other non-conforming method of transmission of information to the Administrator System is strictly prohibited without the prior written consent of NTI

8.	Proprietary and Confidential Information.

(a) The parties agree that the Proprietary Information (defined below) is confidential information of the parties and their respective licensees. The Funds and NTI shall safeguard the confidentiality of the Proprietary Information of each other. The Funds and NTI may use the Proprietary Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law, the Funds and NTI shall not duplicate, sell or disclose to others the Proprietary Information of the other, in whole or in part, without the prior written permission of the affected party. The Funds and NTI may, however, disclose Proprietary Information to their respective employees who have a need to know the Proprietary Information to perform work for the other, provided that the Funds and NTI shall use commercially reasonable best effort to ensure that the Proprietary Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Funds and NTI may also disclose the Proprietary Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this Section 8(a). Notwithstanding the previous sentence, in no event shall either the Funds or NTI disclose the Proprietary Information to any competitor of the other without specific, prior written consent.

(b) Proprietary Information means:

(i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or NTI, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or NTI a competitive advantage over their competitors;

(iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

(iv) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party hereto which now exist or come into the control or possession of the other; and

(v) with respect to the Funds, all records and other information relative to the Funds and their prior, present or potential shareholders (and clients of such shareholders).

(c) The obligations of confidentiality and restriction on use herein shall not apply to any Proprietary Information that a party proves:

(i) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

(ii) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

(iii) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

(iv) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

(v) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Proprietary Information disclosed under this Agreement.

(d) Notwithstanding the foregoing, it is hereby understood and agreed by the parties hereto that any marketing strategies, customer profiles or administrative, business or shareholder servicing plans or similar items prepared or developed by NTI for the benefit of the Funds shall be considered the Proprietary Information of the Funds and nothing in this Agreement shall be construed to prevent or prohibit the Funds from disclosing such Proprietary Information to a successor adviser or administrator.

(e) The obligations of the parties hereto under this Section 8 shall survive the termination of this Agreement.

9. Name of the Trust. NTI agrees that the name “Northern” may be used in the name of the Funds and that such name, any related logos and any service marks containing the word “Northern” may be used in connection with the Funds’ business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Funds will cease such use. The Funds acknowledge that they have no rights to the name “Northern,” such logos or service marks other than those granted in this paragraph and that NTI reserves to itself the right to grant the nonexclusive right to use the name “Northern,” such logos or service marks to any other person, including, but not limited to, another investment company

10.	Indemnification

(a) With respect to the Advisory Services set forth in Section 5 hereof, the Trust on behalf of the Multi-Manager Funds hereby agrees to indemnify and hold harmless NTI, its directors, officers, and employees and each person, if any, who controls NTI (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the

Funds’ registration statement, the prospectus, the statement of additional information, or any application or other document filed in connection with the qualification of the Trust or Shares of the Funds under the Blue Sky or securities laws of any jurisdiction (“Application”), except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of NTI’s duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of NTI for use in connection with the Registration Statement, any Application, the Prospectus or the Statement of Additional Information;

(b) (i) With respect to the Administration Services and duties set forth in Section 2 hereof, the Trust shall indemnify and hold NTI harmeless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against NTI or for which NTI may be held to be liable in connection with this Agreement or NTI’s performance hereunder (a “Claim”), unless such Claim resulted from (a) the willful misfeasance, bad faith or negligence of NTI in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) NTI’s breach of Section 8 of this Agreement.

(i) NTI shall indemnify and hold the Trust harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Trust or for which the Trust may be held to be liable in connection with this Agreement, or the Trust’s performance hereunder (a “Claim”), provided that such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of NTI in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) NTI’s breach of Section 8 of this Agreement.

(c) If the indemnification provided for in Section 10(a) is due in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Trust and such Indemnified Parties in connection with the operation of the Trust, (ii) the relative fault of the Trust and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Trust and NTI agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or other method of allocation which does not take account of the equitable considerations referred to above in this subparagraph (b). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

It is understood, however, that nothing in this Section 10 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its Shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard to its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with Section 17 of the 1940 Act.

(d) With respect to the indemnities set forth above in Sections 10(a) and 10(b), in any case in which one party (the “Indemnifying Party”) may be asked to indemnify or hold another party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not relieve the Indemnifying Party from any liability which it may otherwise have to the Indemnified Party, and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel of good standing chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to assume the defense of any such Indemnification Claim and retain such counsel, the

Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party. In the event that the Indemnifying Party does not elect to assume the defense of any such Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. Neither the Funds nor NTI shall be liable for consequential damagers under this Agreement. The obligations of the parties hereto under this Section 11 shall survive the termination of this Agreement.

11. Duration and Termination. Insofar as the holders of Shares representing the interests in the Funds are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until June 30, 2015, and, insofar as the holders of Shares representing the interests in any subsequently created Funds are affected by this Agreement, it (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall continue (assuming approval by the initial holder(s) of Shares of such Fund) until June 30 of the year following the year in which the Fund becomes a Fund hereunder, and with respect to each Fund thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust; provided, however, that this Agreement may be terminated by the Trust as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) representing the interests in the Fund affected thereby on 60 days’ written notice to NTI at any time, or by NTI at any time, without payment of any penalty, on 60 days’ written notice to the Trust. The requirement that this Agreement be “approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

12. Amendment of this Agreement. This Agreement may be amended by mutual consent of the parties, and the consent of the Trust on behalf of the Funds must be approved by vote of a majority of those Trustees of the Funds who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the Commission and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act) representing the interests in each Fund affected by such amendment.

13. Notices. Notices shall be addressed if to the Funds at 50 South LaSalle Street, Chicago, Illinois 60603, Attention: Craig Carberry with a copy to Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103-6996, Attention: Diana E. McCarthy, or at or at such other address or to such other individual as shall be so specified by the Funds to NTI. Notices shall be addressed if to NTI at Northern Trust Investments, Inc., 50 South LaSalle Street, Chicago, Illinois 60603 , Attention: Craig Carberry or at such other address or to such other individual as shall be so specified by NTI to the Trust.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

16.	Miscellaneous.

(a) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Investment Advisory and Ancillary Services Agreement dated as of May 5, 2006, as amended, and the Administration Agreement, as amended, dated January 1, 2009, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Governing Law. The laws of the State of Illinois, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement (except as to Section 16(f) hereof which shall be construed in accordance with the laws of the State of Delaware). All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Chicago, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

(d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

(e) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of NTI affiliates are financial institutions, and NTI may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. NTI may also ask (and may have already asked) for additional identifying information, and NTI may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(f) Liability of Trustees, etc. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Trust’s Declaration of Trust is on file with the Trust.

(g) Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of NTI neither constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

(h) Books and Records. NTI shall maintain, and preserve for the periods described by Rule 31a-2 of the Commission under the 1940 Act, such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act (other than clause (b)(4) and paragraphs (c), (d) and (e) thereof). NTI further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any such records upon the Trust’s request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of June 30, 2014.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund

Name:	Lloyd A. Wennlund

Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal Rein

Name:	Randal Rein

Title:	Senior Vice President

EXHIBIT A – FUNDS AND MANAGEMENT FEES

Pursuant to Section 6(a) of the Management Agreement, the Trust shall pay NTI a fee at the annual rate calculated as a percentage of each Current Fund’s assets as set forth below:

Fund		FEE RATE (%)
	First $1 Billion	Next $1 Billion	Over $2 Billion
Multi-Manager Emerging Markets Equity	1.30%	1.261%	1.223%
Multi-Manager Global Listed Infrastructure	0.90%	0.873%	0.847%
Multi-Manager Global Real Estate	1.05%	1.019%	0.988%
Multi-Manager International Equity	1.15%	1.116%	1.083%
Multi-Manager Large Cap	0.88%	0.854%	0.828%
Multi-Manager Mid Cap	0.98%	0.951%	0.922%
Multi-Manager Small Cap	1.08%	1.048%	1.017%

Fund		FEE RATE (%)
	First $1.5 Billion	Next $1 Billion	Over $2.5 Billion
Multi-Manager High Yield Opportunity	0.85%	0.825%	0.80%
Multi-Manager Emerging Markets Debt Opportunity	0.85%	0.825%	0.80%